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As filed with the Securities and Exchange Commission on September 11, 2014

Registration No. 333-198266

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3818604 (I.R.S. Employer Identification Number)

4820 Eastgate Mall, Suite 200
San Diego, California 92121
(Address ,including zip code, and telephone number, including area code, of registrant's principal executive offices)

Deanna H. Lund
Executive Vice President and Chief Financial Officer
Kratos Defense & Security Solutions, Inc.
4820 Eastgate Mall, Suite 200
San Diego, California 92121
(858) 812-7300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Jeff Thacker, Esq.
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Tel: (858) 677-1400
Fax: (858) 677-1401

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

             If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

             If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

             If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)

Common Stock, par value $0.001 per share(2)	—	—

Preferred Stock, par value $0.001 per share	—	—

Debt Securities	—	—

Warrants	—	—

Units	—	—

Preferred Stock Purchase Rights(5)	—	—

Total	$300,000,000	$38,640(6)

(1)
Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II(D) to Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"). Includes an indeterminate number of securities that may be issued in primary offerings or upon exercise, conversion or exchange of any securities registered hereunder that provide for exercise, conversion or exchange.

(2)
Includes associated rights to purchase shares of the registrant's Series C Preferred Stock ("Purchase Rights") that are attached to all shares of the registrant's common stock, in accordance with the Rights Agreement, dated as of December 16, 2004, between the registrant and Wells Fargo, N.A. (the "Rights Agreement"), as amended. The Purchase Rights are not exercisable until the occurrence of certain events specified in the Rights Agreement, are evidenced by the stock certificates representing common stock and are transferable solely with the common stock. The value attributable to the Purchase Rights, if any, is reflected in the value of the common stock.

(3)
The proposed maximum aggregate offering price per class of securities will be determined from time to time by the registrant in connection with the issuance of the securities registered hereunder. The aggregate public offering price of the securities registered hereby will not exceed $300,000,000. With respect to debt securities, the public offering price therefor excludes accrued interest and accrued amortization of discount, if any, to the date of delivery.

(4)
Calculated pursuant to Rule 457(o) under the Securities Act.

(5)
This Registration Statement also relates to Purchase Rights that are attached to all shares of the registrant's common stock, in accordance with the Rights Agreement, as amended. The Purchase Rights are not exercisable until the occurrence of certain events specified in the Rights Agreement, are evidenced by the stock certificates representing common stock and are transferable solely with the common stock. The value attributable to the Purchase Rights, if any, is reflected in the value of the common stock.

(6)
Previously paid.

             The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        The registrant previously filed a universal shelf registration statement on Form S-3 (File No. 333-173099) on March 25, 2011 (the "Prior Registration Statement"), which was declared effective on April 15, 2011. The Prior Registration Statement expired on April 15, 2014 and on August 20, 2014, the Company filed a Post-Effective Amendment to the Prior Registration Statement to deregister all unsold securities thereunder. This Registration Statement is intended to supersede the Prior Registration Statement.

        This Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-198266) is solely to update the fee table and file Exhibit 5.1 and 23.3. Accordingly, the preliminary prospectus has been omitted.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

14.   Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by the registrant.

Securities and Exchange Commission registration fee		$38,640
Transfer agent's and trustee's fees and expenses			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Miscellaneous expenses			*
Total	$		*

*
These fees cannot be estimated at this time, as they are calculated based on the securities offered and the number of issuances. An estimate of the aggregate expenses in connection with the sale and distribution of the securities being offered will be included in the applicable prospectus supplement.

15.   Indemnification of Officers and Directors

        Section 145 of the DGCL authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended, or the Securities Act.

        Our amended and restated certificate of incorporation, as amended, includes a provision that, to the fullest extent permitted by the DGCL, eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director. In addition, together our amended and restated certificate of incorporation, as amended, and our second amended and restated bylaws require us to indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding (whether criminal, civil, administrative or investigative) by reason of the fact that such person is or was a director, officer or employee of ours or any predecessor of ours, or serves or served at any other enterprise as a director, officer or employee at our request or the request of any predecessor of ours, against expenses (including attorneys' fees), judgments, fines, settlements and other amounts reasonably incurred or suffered by such person in connection with any proceeding, arising by reason of the fact that such person is or was an agent of ours. We are required to advance expenses incurred by our directors, officers, employees and agents in defending any action or proceeding for which indemnification is required or permitted, subject to certain limited exceptions. The indemnification rights conferred by our amended and restated certificate of incorporation, as amended, and our second amended and restated bylaws are not exclusive.

        In addition, we have entered into indemnification agreements with each of our executive officers and directors. We also maintain an officers and directors liability insurance policy.

        The foregoing may reduce the likelihood of derivative litigation against our directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duty of care, even though such actions, if successful, might otherwise benefit the company and our stockholders.

        The underwriting agreement that we may enter into, Exhibit 1.1 to this registration statement, will provide for indemnification by any underwriters of the company, our directors, our officers who sign the registration statement and our controlling persons, if any, for some liabilities, including liabilities arising under the Securities Act.

16.   Exhibits

        A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

17.   Undertakings

        The undersigned registrant hereby undertakes:

        1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the Commission, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        4)    That, for the purpose of determining liability under the Securities Act to any purchaser:

              i.  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             ii.  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              i.  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

            iv.  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        6)    That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        7)    To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of San Diego, State of California, on September 11, 2014.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:	/s/ DEBORAH S. BUTERA Deborah S. Butera Senior Vice President, General Counsel/Registered In-House Counsel, Chief Compliance Officer and Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Eric M. DeMarco	President, Chief Executive Officer and Director (Principal Executive Officer)	September 11, 2014
* Deanna H. Lund	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 11, 2014
* Richard Duckworth	Vice President and Corporate Controller (Principal Accounting Officer)	September 11, 2014
* Scott I. Anderson	Director	September 11, 2014
* Bandel L. Carano	Director	September 11, 2014
* William A. Hoglund	Director	September 11, 2014

Signature		Title	Date

* Scot B. Jarvis		Director	September 11, 2014
* Jane E. Judd		Director	September 11, 2014
* Samuel N. Liberatore		Director	September 11, 2014
*By	/s/ DEBORAH S. BUTERA Deborah S. Butera Attorney-in-Fact

 Exhibit Index

Incorporated by Reference
Exhibit Number		Exhibit Description	Form	Filing Date/ Period End Date (File No.)	Filed- Furnished Herewith
1.1	*	Form of Underwriting Agreement
2.1	+	Agreement and Plan of Merger, dated February 7, 2011, by and among Kratos Defense & Security Solutions, Inc., Lanza Acquisition, Co. and Herley Industries, Inc. (incorporated by reference to Annex A to the Prospectus Supplement dated February 8, 2011, pursuant to the Registration Statement on Form S-3 of Kratos Defense & Security Solutions, Inc.)	424	02/08/2011
2.2	+	Agreement and Plan of Merger, dated May 15, 2011, by and among Kratos Defense & Security Solutions, Inc., Integral Systems, Inc., IRIS Merger Sub Inc., and IRIS Acquisition Sub LLC.	8-K	05/18/2011
2.3	+	Stock Purchase Agreement, dated May 8, 2012, by and among Kratos Defense & Security Solutions, Inc., Composite Engineering, Inc., and Amy Fournier, the stockholders representative	8-K	5/8/2012
4.1		Amended and Restated Certificate of Incorporation of Kratos Defense & Security Solutions, Inc.	10-Q	09/30/2001 (000-27231)
4.2		Certificate of Ownership and Merger of Kratos Defense & Security Solutions, Inc. into Wireless Facilities, Inc.	8-K	09/14/2007 (000-27231)
4.3		Certificate of Amendment to Amended and Restated Certificate of Incorporation of Kratos Defense & Security Solutions, Inc.	10-Q	09/27/2009 (001-34460)
4.4		Certificate of Designations, Preferences and Rights of Series A Preferred Stock.	10-Q	09/30/2001 (000-27231)
4.5
		Certificate of Designations, Preferences and Rights of Series B Preferred Stock (included as Exhibit A to the Preferred Stock Purchase Agreement dated as of May 16, 2002 among the Company, Meritech Capital Partners II L.P., Meritech Capital Affiliates II L.P., MCB Entrepreneur Partners II L.P., Oak Investment Partners X, Limited Partnership, Oak X Affiliates Fund, Limited Partnership, Oak Investment Partners IX, L.P, Oak Affiliates Fund, L.P, Oak IX Affiliates Fund-A, L.P, and the KLS Trust dated July 14, 1999).	8-K/A	06/5/2002 (000-27231)
4.6		Certificate of Designation of Series C Preferred Stock.	8-K	12/17/2004 (000-27231)
4.7		Second Amended and Restated Bylaws of Kratos Defense & Security Solutions, Inc.	8-K	03/15/2011
4.8		Specimen Stock Certificate.	10-K	12/26/2010

Incorporated by Reference
Exhibit Number		Exhibit Description	Form	Filing Date/ Period End Date (File No.)	Filed- Furnished Herewith
4.9		Rights Agreement, dated as of December 16, 2004, between Kratos Defense & Security Solutions, Inc. and Wells Fargo, N.A.	8-K	12/17/2004 (000-27231)
4.10		Amendment No. 1 to Rights Agreement, dated as of May 14, 2012, between Kratos Defense & Security Solutions, Inc. and Wells Fargo, N.A.	8-K	05/15/2012
4.11
		Indenture, dated as of May 14, 2014, among Kratos Defense & Security Solutions, Inc., as Issuer, the Guarantors party thereto, and Wilmington Trust, National Association, as Trustee and Collateral Agent.	8-K	05/14/2014
4.12
		Registration Rights Agreement, dated as of May 14, 2014, among Kratos Defense & Security Solutions, Inc., as Issuer, the Guarantors party thereto, and SunTrust Robinson Humphrey, Inc., as Representative of the Initial Purchasers.	8-K	05/14/2014
4.13	**	Form of Senior Indenture.
4.14	**	Form of Subordinated Indenture.
4.15	*	Form of Senior Note.
4.16	*	Form of Subordinated Note.
4.17	*	Form of Warrant Agreement.
4.18	*	Form of Unit Agreement.
5.1		Opinion of DLA Piper LLP (US).			X
12.1	**	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1	**	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.
23.2	**	Consent of Independent Registered Public Accounting Firm, Grant Thornton LLP.
23.3		Consent of DLA Piper LLP (US) (included in Exhibit 5.1).			X
24.1	**	Power of Attorney (included on the signature page to the registration statement).
25.1	*
The Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee under the Senior Indenture will be incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

Incorporated by Reference
Exhibit Number		Exhibit Description	Form	Filing Date/ Period End Date (File No.)	Filed- Furnished Herewith
25.2	*	The Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee under the Subordinated Indenture will be incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

*
To be filed as an exhibit to a current report of the registrant on Form 8-K or other document to be incorporated herein by reference.

**
Previously filed.

+
Certain schedules and exhibits referenced in this document have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Exhibit Index